Baldwin & Lyons, Inc.
Protective Insurance Company
Sagamore Insurance Company
B & L Insurance, Ltd. (Bermuda)

1099 North Meridian Street
Indianapolis, IN 46204
(317) 636-9800

Subject:  Baldwin & Lyons, Inc. Third Quarter Catastrophe Pre-Announcement

Press Contact: G. Patrick Corydon
(317) 636-9800 (x7500)
corydon@baldwinandlyons.com

Indianapolis, Indiana, October 18, 2011--Baldwin & Lyons, Inc. (NASD: BWINA, BWINB) today provided an initial estimate of losses related to Hurricane Irene and other storms that impacted the United States during the third quarter of 2011. The Company expects after-tax losses of approximately $4.4 million for these events, without consideration of reinstatement premium.  The majority of this total relates to Hurricane Irene, with an after-tax loss estimated at $2.7 million.

In addition, recently updated information from ceding reinsurers has resulted in an after-tax  increase in the Company’s estimated losses associated with the Tohoku, Japan, earthquake of $5.1 million without consideration of reinstatement premium.

Management cautions that the Company's current loss estimates are based on evaluations of numerous recently occurring events as reported to-date, as well as emerging information from prior events. Much of the information in both categories is heavily dependent on portfolio modeling, as well as ongoing evaluations by and discussions with cedents and brokers.  Consequently, the actual net impact on the Company's results arising from these catastrophes could differ from the current estimates.

About the company:
Baldwin & Lyons, Inc., based in Indianapolis, Indiana, is a specialty property-casualty insurer with a leading position in providing liability coverage for large and medium-sized fleets in the transportation industry. Additionally, the company's product offerings include coverage for private passenger automobile, small fleet trucking, commercial property, and selected professional liability lines as well as a limited program of reinsurance assumed.

Cautionary Note Regarding Forward-Looking Statements

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties. Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.